Exhibit 99.12

FIRST AMENDMENT TO CREDIT AGREEMENT AND AMENDMENT TO NOTE

This First Amendment to Credit Agreement and Amendment to Note (the “Amendment”) is made as of December 7, 2007, between TITAHOTWO LIMITED PARTNERSHIP, RLLLP, a Colorado limited liability limited partnership (“Titahotwo”), and TITAHO LIMITED PARTNERSHIP, RLLLP, a Colorado limited liability limited partnership (“Titaho”) (Titahotwo and Titaho are sometimes hereinafter individually referred to as “Borrower”, and collectively and jointly and severally referred to as “Borrowers”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Bank”).

WHEREAS,

i.	Borrowers and Bank entered into a Credit Agreement dated as of March 30, 2007 pursuant to which Bank made available to Borrowers a Revolving Credit Line of $5,000,000.00 (the “Loan Agreement”);

ii.	Borrowers have not yet requested any Advance under the Loan Agreement and Borrowers have requested that the Loan Agreement be amended to reduce the amount of Bank’s commitment to lend under the Revolving Credit Line and to reduce the amount of the Line Note accordingly; and

iii.	Bank is willing to take such action upon and subject to the terms and conditions in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Borrowers and Bank agree as follows:

1.	Definitions. Capitalized terms used herein and in the recitals hereto, but not defined herein or therein, shall have the meanings given them in the Loan Agreement.

2.	Amendment to Loan Agreement. The Loan Agreement is amended as follows:

a.	Section 2.1.1 is amended to change the words and number “Five Million Dollars ($5,000,000)” contained therein to the words and number “Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000)”, thereby reducing the Maximum Amount available.

b.	Section 2.1.5 is amended to change the words “Telerate Page 3750” to the words “Reuters Screen LIBOR1 Page”

3.	Amendment to Line Note. Borrowers executed their Revolving Credit Note (the “Line Note”) dated March 30, 2007, payable to Bank in the original principal amount of $5,000,000, with a maturity date of March 15, 2009. All references to “$5,000,000” in the Line Note (whether or not numerically) as the face principal amount or the maximum loan amount, which may be borrowed from time to time, are hereby deleted and replaced with “$3,750,000”.

4.	Representations and Warranties. Borrowers hereby remake each of the representations and warranties contained in Section 4 of the Loan Agreement as of the date of this Amendment, as if made in connection with this Amendment and the Loan Agreement, except that for purposes hereof the references in Section 4.1 of the Loan Agreement to financial statements dated as of or as at certain dates shall be deemed to be references to the financial statements of Terry Considine and Elizabeth C. Considine most recently delivered to Bank.

5.	Conditions Precedent. The foregoing amendments shall not be effective until: (i) Borrowers have delivered to Bank (a) this Amendment, and (b) such other documents as Bank may require, each duly executed or otherwise in form satisfactory to Bank; and (ii) Borrowers have paid Bank any billed but unpaid interest, fees or expenses. The delivery of such documents and payment shall constitute Borrowers’ representation to Bank that Borrowers are not in default under the Loan Agreement, as amended, and that no event of default or event, which with the giving of notice or passage of time or both would become an event of default, has occurred.

6.	Entire Agreement. This Amendment and the Loan Agreement and the other documents delivered in connection herewith and therewith contain the entire agreement of the parties concerning the subject matter hereof and thereof. No promise, representation or understanding, which is not expressly set forth in, or incorporated into, either the Loan Agreement or this Amendment or such other documents, shall be enforceable by either party. All prior and contemporaneous understandings and agreements, written or oral, express or implied, shall be of no further force and effect to the extent inconsistent with the Loan Agreement or this Amendment

7.	Effectiveness. The Revolving Credit Line shall continue to be governed by and subject to all of the provisions of the Loan Agreement as amended hereby. The Loan Agreement and all of the Collateral Documents, to which either Borrower is a party, remain in full force and effect, except as amended hereby, and are hereby ratified and confirmed.

8.	Miscellaneous. (a) Borrowers agree to pay all of the expenses, including reasonable attorneys’ fees and expenses (including, but not limited to those incurred by in-house counsel) incurred by Bank in connection with this Amendment and any related documents. (b) This Amendment may be executed in different counterparts with the same effect as if the signatures thereon were in the same instrument, and will be effective upon delivery of all such counterparts to Bank. (c) This Amendment is governed by the laws of the State of Colorado. (d) Each Borrower hereby represents and warrants to and covenants with Bank that Bank’s liens, security interest, encumbrances and claims against the collateral described in the Collateral Documents are and shall continue to be prior and superior to any other liens, security interest, encumbrances or claims of any kind (except for any prior liens or security interest expressly permitted by the Loan Agreement or Collateral Documents). (e) Each Borrower shall take any additional actions and execute any additional documents and cause any third parties to take any additional actions and execute any additional documents reasonably requested by Bank to carry out the intent and purposes of this Amendment. (f) Any reference to “this Agreement” or “the Loan Agreement” in the Loan Agreement or in any promissory note, security agreement, guaranty, or other instrument relating to the Loan Agreement is deemed to be a reference to the Loan Agreement as amended hereby. (g) Each Borrower hereby releases, waives and forever discharges Bank, any affiliate of Bank, and their respective shareholders, directors, officers, employees, and agents from all claims, defenses, setoffs, counterclaims, causes of action, actions, suits or other legal proceedings of any kind existing or accrued as of the date of this Amendment.

9.	JURY TRIAL WAIVER. BANK AND BORROWERS EACH IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING OF ANY ISSUE, CLAIM, COUNTERCLAIM OR OTHER CAUSE OF ACTION, WHETHER IN CONTRACT OR TORT, BASED UPON OR ARISING OUT OF THIS AMENDMENT OR THE LOAN AGREEMENT, THE CREDIT EXTENDED THEREUNDER, ANY COLLATERAL PROPERTY SECURING SUCH CREDIT, OR ANY OTHER AGREEMENT OR DEALINGS RELATING TO THE SUBJECT MATTER OF THIS AMENDMENT OR THE LOAN AGREEMENT.

IN WITNESS WHEREOF, Borrowers and Bank have caused this Amendment to be executed the date first set forth above.

U.S. BANK NATIONAL ASSOCIATION,
a national banking association

By:	/s/ Debra Eakin
Debra Eakin, Vice President

TITAHOTWO LIMITED PARTNERSHIP, RLLLP,
a Colorado limited liability limited partnership

By:	/s/ Terry Considine
Terry Considine, General Partner

TITAHO LIMITED PARTNERSHIP, RLLLP,
a Colorado limited liability limited partnership

By:	Terry Considine 1998 April Trust, General Partner

By:	/s/ Timothy M. Considine
Timothy M. Considine, Trustee

3